SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 8, 2006

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lakeshore Parkway Birmingham, Alabama	35211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 940-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 8, 2006, the Company entered into Employment Agreements, each dated that date (each, an “Employment Agreement” and collectively, the “Employment Agreements”), with each of the following persons (each an “Executive” and collectively, the “Executives”): James A. Coggin, President and Chief Administrative Officer of the Company; Douglas E. Coltharp, Executive Vice President and Chief Financial Officer of the Company; Charles J. Hansen, Executive Vice President and General Counsel of the Company; and Kevin G. Wills, Executive Vice President of Finance and Chief Accounting Officer of the Company. The Company routinely enters into employment agreements with its senior key executives. These agreements typically include retention and performance incentives for the executives and protections for the Company, such as non-competition and non-solicitation provisions and the requirement that all agreement disputes be arbitrated. The Company entered into the Employment Agreements to seek to retain the Executives following the sale of the Company’s traditional department store businesses and in connection with the strategic alternatives process for the Company’s Parisian business. The Company also intends that the Employment Agreements will further motivate the Executives to achieve the Company’s business goals.

The Employment Agreements provide for annual base salaries of not less than the following: $856,980 for Mr. Coggin; $642,735 for Mr. Coltharp; $439,875 for Mr. Hansen; and $455,271 for Mr. Wills. The Employment Agreements also provide for annual cash bonuses, which at the target level are not less than the following percentages of base salary: 60% for Mr. Coggin, 50% for Mr. Coltharp, and 40% for Messrs. Hansen and Wills.

In the case of Mr. Hansen, the Employment Agreement also provides for a benefit or arrangement that has an economic value equal to the economic value of the benefit that would have been provided to Mr. Hansen pursuant to the Company’s Carson Pirie Scott & Co. Supplemental Executive Retirement Plan but for the Company’s termination of Mr. Hansen’s participation in such plan effective March 4, 2006.

In the case of Mr. Wills, the Employment Agreement also provides that if Mr. Wills is continuously employed by the Company to May 11, 2007, he will receive a cash amount equal to the closing price on May 11, 2007 of 10,000 shares of the Company’s common stock, plus the dividends paid with respect to 10,000 shares of the Company’s common stock from May 13, 2005 to May 11, 2007, less deductions as required by law (the “cash payment”). If a change in control (as defined in the Company’s 2004 Long-Term Incentive Plan) occurs and all of Mr. Wills’s unvested shares of restricted stock vest, the cash payment also will vest, and the amount thereof will be based on the per-share consideration in the change-in-control transaction.

The following is a description of the other terms and conditions of the Employment Agreements that are material to the Company: (1) none of the Employment Agreements has a term of employment, and the Company may terminate each of the Employment Agreements at any time without cause and each of the Executives may terminate his Employment Agreement for good reason; (2) ”good reason” is defined as (i) a mandatory relocation of the Executive’s principal place of employment from the Birmingham, Alabama area (or, in the case of Mr. Coggin, from the Jackson, Mississippi area) or the Executive experiences an employment action that reasonably would be deemed to be a demotion (or, in the case of Mr. Coltharp, that reasonably would be deemed to be a reduction in duties or status), (ii) the Executive’s position reasonably would be deemed to have been eliminated as a result of a corporate restructuring, (iii) in the case of Messrs. Coggin, Hansen and Wills, a reduction in the Executive’s duties or status in anticipation of, or on or after, a change in control, (iv) the failure of any successor to the Company, after a change in control, to agree to assume and perform unconditionally the obligations of the Company under the Employment Agreement, or (v) in the case of Mr. Coggin, the Executive reaches the age of 64 years and nine months and gives the Company at least 90 days notice of termination due to retirement; (3) if termination without cause occurs and the termination is for performance deficiencies that are not remedied to the Company’s reasonable satisfaction (“performance deficiencies”), (i) the Company will pay the Executive an amount equal to two times the Executive’s base salary and one times the Executive’s target bonus potential, and (ii) unvested stock options and restricted stock awards that would have vested at the end of the annual vesting period in which the termination occurs will vest, prorated to the date of termination in such annual vesting period (and in the case of each of Mr. Coggin and Mr. Coltharp, 33,334 shares of restricted stock that would have vested on November 1, 2010 will vest, prorated from December 1, 2002 to the month in which the termination occurs, and in the case of Mr. Wills, the cash payment will vest, prorated from May 11, 2005 to the date of termination, with the amount thereof based on the closing price of the Company’s common stock on the date of termination); (4) if (i) termination without cause occurs and the termination is not for performance deficiencies, or (ii) if the Executive terminates his employment for good reason, (a) the Company will pay the Executive an amount equal to three times the Executive’s base salary and one times the Executive’s target bonus potential, (b) the Executive’s unvested stock option awards, restricted stock awards and the target amount of performance share awards will vest (and in the case of Mr. Wills, the cash payment will vest, with the amount thereof based on the closing price of the Company’s common stock on the date of termination) and the Executive will have the right to exercise each such stock option until the later of December 31 of the year in which the termination occurs and the 15th day of the third month following the month in which the termination occurs, but in no event later than 10 years from the date of grant of the stock option, (c) the Executive will be entitled to participate in the same manner as an associate in the Company’s health plans with family coverage for 18 months from the date of termination unless the Executive obtains through subsequent employment equivalent medical coverage, and the Company will reimburse the Executive for COBRA costs less normal associate costs and, if the Executive has not obtained equivalent medical coverage at the end of the 18-month period, the Company will pay to the Executive a lump sum amount, not to exceed $250,000, sufficient to enable the Executive to obtain equivalent medical coverage for an additional 18-month period, and the Executive will repay any unused portion of such amount if the Executive obtains through subsequent employment equivalent medical coverage during the additional 18-month period, and (d) the Executive will be entitled to outplacement services for a six-month period; (5) to receive severance benefits if termination without cause occurs or if the Executive terminates his employment for good reason, the Executive must sign and deliver to the Company a written release substantially in the form attached to the Employment Agreement; (6) if termination without cause occurs or if the Executive terminates his employment for good reason, the Executive will be entitled to a severance payment under the Company’s 2000 Change of Control and Material Transaction Severance Plan if the plan provides for a larger severance payment than that provided by his Employment Agreement and the Executive waives his right to a severance payment under his Employment Agreement; (7) if termination without cause occurs or if the Executive terminates his employment for good reason, the Executive will be entitled, for the remainder of his lifetime, to the normal associate discount in effect from time to time applicable to active associates of the Company or its successors; (8) if the Executive violates the non-competition requirements of his Employment Agreement the Company’s obligation to make a severance payment would terminate; (9) if any severance payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue

Code, the Company will make a gross-up payment to the Executive with respect to such tax if the severance payment subject to the excise tax exceeds a specified threshold; (10) the Company may terminate each of the Employment Agreements for cause in which event no base salary, bonus, or severance payment will be paid to the Executive following termination; (11) for purposes of each of the Employment Agreements, “cause” means (i) conviction of the Executive for, or the Executive’s plea of guilty or nolo contendere with respect to, a felony or any crime involving moral turpitude, fraud, or embezzlement that discredits the Company or is detrimental to the reputation or goodwill of the Company, (ii) commission of any material act of fraud or dishonesty by the Executive against the Company or commission of an immoral or unethical act that materially reflects negatively on the Company, if first the Executive is provided with written notice of the claim and with an opportunity to contest it before the Board of Directors, (iii) the Executive’s violation of the Company’s Code of Business Conduct and Ethics, which violation the Executive knows or reasonably should know could reasonably be expected to materially discredit the Company or be materially detrimental to the reputation or goodwill of the Company, if first the Executive is provided with written notice of the violation and with an opportunity to contest it before the Board of Directors, or (iv) the Executive’s continual and material breach of the Executive’s obligations under the Employment Agreement to serve the Company diligently, as determined by the Human Resources and Compensation Committee of the Board of Directors after the Executive has been given written notice of the breach and a reasonable opportunity to cure the breach; (12) if the Executive’s employment terminates due to the Executive’s death, the Executive’s estate will be entitled to the benefits provided by the Company’s benefit plans; (13) if the Executive becomes disabled, the Executive’s employment will continue for a period of 12 months and the Executive will continue to receive during such period all payments and benefits provided by his Employment Agreement, including payments and benefits payable upon termination of the Executive’s employment, less all disability payments received pursuant to the Company’s disability plans, and if the Executive’s disability continues after the end of the 12-month period, the Company may terminate the Executive’s employment for disability and the Executive will be entitled to the benefits provided by the Company’s benefit plans (but no severance payment or benefit); (14) each Executive will maintain the confidentiality of the Company’s proprietary and confidential information; (15) for one year following termination each Executive will not engage in specified categories of associations with specified competitors, will not disparage the Company, and will not solicit any employee of the Company to leave that employment; (16) except for the Company’s right to an injunction to prevent any violation of the Executive’s covenants with respect to non-competition, non-solicitation, confidentiality and non-disparagement, all disputes and controversies between the Company and the Executive, whether relating to the Executive’s Employment Agreement or otherwise, will be settled by arbitration; (17) if any Executive brings an action to enforce his rights under his Employment Agreement, the Company will reimburse the Executive for his costs, including attorney’s fees, incurred, with interest thereon, provided that if such action includes a finding denying the Executive’s claims in total, the Executive will be required to reimburse the Company over a 12-month period; (18) the Executive will reasonably cooperate in good faith with the Company as and when requested by the Company with regard to all current and future internal and government inquiries and investigations, litigation and administrative agency proceedings, and other legal or accounting matters and, following termination of the Employment Agreement, the Company will reimburse the Executive for his reasonable out-of-pocket expenses and, except in specified situations, pay the Executive $375 per hour for his services; and (19) the Company may assign its obligations under the Employment Agreements to any acquirer of, or other successor to, all or substantially all of the business of the Company (whether direct or indirect, by purchase of assets or the Company’s common stock, merger, consolidation or otherwise) if the successor agrees to assume and perform unconditionally the Company’s obligations under the Employment Agreements.

The foregoing summary of the Employment Agreements is qualified in its entirety by reference to the full text of the Employment Agreements, copies of which are included as Exhibits 99.1, 99.2, 99.3 and 99.4 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibits
99.1	Employment Agreement Between Saks Incorporated and James A. Coggin, dated June 8, 2006.

99.2	Employment Agreement Between Saks Incorporated and Douglas E. Coltharp, dated June 8, 2006.

99.3	Employment Agreement Between Saks Incorporated and Charles J. Hansen, dated June 8, 2006.

99.4	Employment Agreement Between Saks Incorporated and Kevin G. Wills, dated June 8, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED

Date: June 9, 2006	/s/ CHARLES J. HANSEN
Charles J. Hansen Executive Vice President and General Counsel

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